                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ___)*

                             Homex Development Corp.
                 (Translation of registrant's name into English)
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    25030W100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which Schedule is filed:

      [ ]  Rule 13d-1(b)

      [ ]  Rule 13d-1(c)

      [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

================================================================================
1     NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Eustaquio de Nicolas Vera
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) [X]

      (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Mexico
--------------------------------------------------------------------------------
    NUMBER OF     5    SOLE VOTING POWER
      SHARES      --------------------------------------------------------------
   BENEFICIALLY   6    SHARED VOTING POWER
     OWNED BY          137,393,001  **
       EACH       --------------------------------------------------------------
    REPORTING     7    SOLE DISPOSITIVE POWER
   PERSON WITH:        33,706,418  **
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      137,393,001  **
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      43.78%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
      IN
================================================================================

** Held by a trustee of Trust No. F/10289, for the benefit of the de Nicolas family, including Eustaquio de Nicolas Vera, Eustaquio Tomas de Nicolas Gutierrez, Jose Ignacio de Nicolas Gutierrez, Gerardo de Nicolas Gutierrez, and Julian de Nicolas Gutierrez. Voting and dispositive control over these shares is directed by a Technical Committee comprised of Eustaquio de Nicolas Vera, Eustaquio Tomas de Nicolas Gutierrez, Jose Ignacio de Nicolas Gutierrez, Gerardo de Nicolas Gutierrez, and Julian de Nicolas Gutierrez.

                               PAGE 2 OF 11 PAGES

                                  SCHEDULE 13G

================================================================================
NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

Eustaquio Tomas de Nicolas Gutierrez
--------------------------------------------------------------------------------
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)  [X]

(b)  [ ]
--------------------------------------------------------------------------------
SEC USE ONLY
--------------------------------------------------------------------------------
CITIZENSHIP OR PLACE OF ORGANIZATION
Mexico
--------------------------------------------------------------------------------
    NUMBER OF     5     SOLE VOTING POWER
      SHARES      --------------------------------------------------------------
   BENEFICIALLY         SHARED VOTING POWER
     OWNED BY     6     137,393,001  **
       EACH       --------------------------------------------------------------
    REPORTING           SOLE DISPOSITIVE POWER
   PERSON WITH:   7     34,110,573  **
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
--------------------------------------------------------------------------------
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
137,393,001  **
--------------------------------------------------------------------------------
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
43.78%
--------------------------------------------------------------------------------
TYPE OF REPORTING PERSON
IN
================================================================================

** Held by a trustee of Trust No. F/10289, for the benefit of the de Nicolas family, including Eustaquio de Nicolas Vera, Eustaquio Tomas de Nicolas Gutierrez, Jose Ignacio de Nicolas Gutierrez, Gerardo de Nicolas Gutierrez, and Julian de Nicolas Gutierrez. Voting and dispositive control over these shares is directed by a Technical Committee comprised of Eustaquio de Nicolas Vera, Eustaquio Tomas de Nicolas Gutierrez, Jose Ignacio de Nicolas Gutierrez, Gerardo de Nicolas Gutierrez, and Julian de Nicolas Gutierrez.

                               PAGE 3 OF 11 PAGES

                                  SCHEDULE 13G

================================================================================
NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

Jose Ignacio de Nicolas Gutierrez
--------------------------------------------------------------------------------
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) [X]

(b) [ ]
--------------------------------------------------------------------------------
SEC USE ONLY
--------------------------------------------------------------------------------
CITIZENSHIP OR PLACE OF ORGANIZATION
Mexico
--------------------------------------------------------------------------------
    NUMBER OF     5     SOLE VOTING POWER
      SHARES      --------------------------------------------------------------
   BENEFICIALLY   6     SHARED VOTING POWER
     OWNED BY           137,393,001  **
       EACH       --------------------------------------------------------------
    REPORTING     7     SOLE DISPOSITIVE POWER
   PERSON WITH:         34,110,573  **
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
--------------------------------------------------------------------------------
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
137,393,001  **
--------------------------------------------------------------------------------
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
43.78%
--------------------------------------------------------------------------------
TYPE OF REPORTING PERSON
IN
================================================================================

** Held by a trustee of Trust No. F/10289, for the benefit of the de Nicolas family, including Eustaquio de Nicolas Vera, Eustaquio Tomas de Nicolas Gutierrez, Jose Ignacio de Nicolas Gutierrez, Gerardo de Nicolas Gutierrez, and Julian de Nicolas Gutierrez. Voting and dispositive control over these shares is directed by a Technical Committee comprised of Eustaquio de Nicolas Vera, Eustaquio Tomas de Nicolas Gutierrez, Jose Ignacio de Nicolas Gutierrez, Gerardo de Nicolas Gutierrez, and Julian de Nicolas Gutierrez.

                               PAGE 4 OF 11 PAGES

                                  SCHEDULE 13G
================================================================================
NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

Gerardo de Nicolas Gutierrez
--------------------------------------------------------------------------------
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) [X]

(b) [ ]
--------------------------------------------------------------------------------
SEC USE ONLY
--------------------------------------------------------------------------------
CITIZENSHIP OR PLACE OF ORGANIZATION
Mexico
--------------------------------------------------------------------------------
    NUMBER OF     5     SOLE VOTING POWER
      SHARES      --------------------------------------------------------------
   BENEFICIALLY   6     SHARED VOTING POWER
     OWNED BY           137,393,001  **
       EACH       --------------------------------------------------------------
    REPORTING     7     SOLE DISPOSITIVE POWER
   PERSON WITH:         21,130,436  **
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
--------------------------------------------------------------------------------
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
137,393,001  **
--------------------------------------------------------------------------------
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
43.78%
--------------------------------------------------------------------------------
TYPE OF REPORTING PERSON

IN
================================================================================

** Held by a trustee of Trust No. F/10289, for the benefit of the de Nicolas family, including Eustaquio de Nicolas Vera, Eustaquio Tomas de Nicolas Gutierrez, Jose Ignacio de Nicolas Gutierrez, Gerardo de Nicolas Gutierrez, and Julian de Nicolas Gutierrez. Voting and dispositive control over these shares is directed by a Technical Committee comprised of Eustaquio de Nicolas Vera, Eustaquio Tomas de Nicolas Gutierrez, Jose Ignacio de Nicolas Gutierrez, Gerardo de Nicolas Gutierrez, and Julian de Nicolas Gutierrez.

                               PAGE 5 OF 11 PAGES

                                  SCHEDULE 13G

================================================================================
NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

Julian de Nicolas Gutierrez
--------------------------------------------------------------------------------
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) [X]

(b) [ ]
--------------------------------------------------------------------------------
SEC USE ONLY
--------------------------------------------------------------------------------
CITIZENSHIP OR PLACE OF ORGANIZATION
Mexico
--------------------------------------------------------------------------------
    NUMBER OF     5     SOLE VOTING POWER
      SHARES      --------------------------------------------------------------
   BENEFICIALLY   6     SHARED VOTING POWER
     OWNED BY           137,393,001  **
       EACH       --------------------------------------------------------------
    REPORTING     7     SOLE DISPOSITIVE POWER
   PERSON WITH:         14,335,001  **
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
--------------------------------------------------------------------------------
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
137,393,001  **
--------------------------------------------------------------------------------
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
43.78%
--------------------------------------------------------------------------------
TYPE OF REPORTING PERSON
IN
================================================================================

** Held by a trustee of Trust No. F/10289, for the benefit of the de Nicolas family, including Eustaquio de Nicolas Vera, Eustaquio Tomas de Nicolas Gutierrez, Jose Ignacio de Nicolas Gutierrez, Gerardo de Nicolas Gutierrez, and Julian de Nicolas Gutierrez. Voting and dispositive control over these shares is directed by a Technical Committee comprised of Eustaquio de Nicolas Vera, Eustaquio Tomas de Nicolas Gutierrez, Jose Ignacio de Nicolas Gutierrez, Gerardo de Nicolas Gutierrez, and Julian de Nicolas Gutierrez.

                               PAGE 6 OF 11 PAGES

                                  SCHEDULE 13G

ITEM 1.

      (a) Name of Issuer: Homex Development Corp. (Translation of registrant's name into English)

      (b)   Address of Issuer's Principal Executive Offices:

            Andador Javier Mina 891-B
            Colonia Centro Sinaloa
            80200 Culiacan, Sinaloa, Mexico

ITEM 2.

      (a)   Name of Persons Filing:

            Eustaquio de Nicolas Vera
            Eustaquio Tomas de Nicolas Gutierrez
            Jose Ignacio de Nicolas Gutierrez
            Gerardo de Nicolas Gutierrez
            Julian de Nicolas Gutierrez

      (b)   Address of Principal Business Office or, if none, Residence:

            Andador Javier Mina 891-B,
            Colonia Centro Sinaloa,
            C.P. 80200
            Culiacan, Sinaloa, Mexico

      (c)   Citizenship: Each Reporting Person is a Mexican citizen.

      (d) Title of Class of Securities: Common Shares and American Depositary Shares representing Common Shares

      (e)   CUSIP Number: 25030W100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR SECTIONS 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS a:

      (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

                               PAGE 7 OF 11 PAGES

      (b)   [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

      (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

      (e)   [ ] An investment adviser in accordance with Section
                240.13d-1(b)(1)(ii)(E);

      (f)   [ ] An employee benefit plan or endowment fund in accordance with
                Section 240.13d-1(b)(1)(ii)(F);

      (g)   [ ] A parent holding company or control person in accordance with
                Section 240.13d-1(b)(ii)(G);

      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment
                 Company Act of 1940 (15 U.S.C. 80a-3);

      (j)   [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

      Not applicable.

ITEM 4.     OWNERSHIP.

            (a) Amount beneficially owned: See the response(s) to Item 9 on the attached cover page(s).

            (b) Percent of class: See the response(s) to Item 11 on the attached cover page(s).

            (c)   Number of shares as to which the Reporting Person has:

                  (i) Sole power to vote or direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                  (ii) Shared power to vote or direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                  (iii) Sole power to dispose or direct disposition of: See the response(s) to Item 7 on the attached cover page(s).

                               PAGE 8 OF 11 PAGES

                  (iv) Shared power to dispose or direct disposition of: See the response(s) to Item 8 on the attached cover page(s).

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            See Exhibit 99.1.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            Not applicable.

                               PAGE 9 OF 11 PAGES

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2005

                                   By: /s/ Eustaquio de Nicolas Vera
                                       -----------------------------------------
                                   Name: Eustaquio de Nicolas Vera
                                   Title:

                                   By: /s/ Eustaquio Tomas de Nicolas Gutierrez
                                       -----------------------------------------
                                   Name: Eustaquio Tomas de Nicolas Gutierrez
                                   Title:

                                   By: /s/ Jose Ignacio de Nicolas Gutierrez
                                       -----------------------------------------
                                   Name: Jose Ignacio de Nicolas Gutierrez
                                   Title:

                                   By: /s/ Gerardo de Nicolas Gutierrez
                                       -----------------------------------------
                                   Name: Gerardo de Nicolas Gutierrez
                                   Title:

                                   By: /s/ Julian de Nicolas Gutierrez
                                       -----------------------------------------
                                   Name: Julian de Nicolas Gutierrez
                                   Title:

                              PAGE 10 OF 11 PAGES